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                                                                   EHIBIT 10.18
                               THE TITAN CORPORATION

                                 CORPORATE CHARTER

_______________________________________________________________________________


I.   STATEMENT OF PURPOSE

     This Charter has been adopted by the Board of Directors of the Titan Corporation and by the Board of Directors of certain of its subsidiaries. Titan companies that have adopted this Charter are referred to as "Members" and all Members in the aggregate, are referred to as the "Titan Group". Titan may own, directly or indirectly, through one or more subsidiaries, a controlling interest in a Member, and must consent to the adoption of the Charter by any other Member. This Charter will be applicable to all subsidiaries which are majority owned and controlled by Titan. Titan subsidiaries which are "spun-off" will, by definition, not be part of the Titan Group, unless, through contractual agreement, such minority interest companies and the Titan Corporation mutually elect to do so.

     Each Member enjoys benefits and support derived from its affiliation with the Titan Group and recognizes that these benefits and support are important for the success of the Members' business. Each Member acknowledges that the arrangements by which these benefits and support are shared by all Members are designed to ensure that: (1) all Members and their stockholders are treated consistently and fairly; (2) the scope and nature of the cooperation among Members and each Member's responsibilities are adequately defined; (3) the combined resources and financial, managerial and technological strengths of the Titan Group are accessible to all Members; and
(4) the Titan Group is able to obtain the most favorable terms from outside parties.

     In addition to the benefits and support derived from affiliation with the Titan Group, each member acknowledges the rights and obligations of Titan. For so long as it may own directly or indirectly the controlling interest in a Member, Titan has a responsibility to its stockholders to take appropriate action to ensure that its rights as a majority stockholder of the Member are protected. In accordance with its legal obligations to minority shareholders in the Members, and subject to the reasonable business judgment of its management and Board of Directors, Titan intends to exercise its rights to satisfy itself that each Member follows business practices and strategies consistent with the objectives and goals of the Titan Group.

     In adopting this Charter, each Member acknowledges that Titan, as a majority stockholder, has the authority to administer the policies and procedures of the Titan Group. The policies and procedures may include procedures to protect the financial security of the Titan Group, to ensure compliance with regulations imposed by law or to

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require compliance with financial and other covenants agreed upon by The
Titan Corporation on behalf of the Titan Group.

     This Charter governs the relationships and delineates the cooperation among, and obligations of, the Members in four major areas: principles and policies, management structure, management support and administrative services, and banking and credit services.

II.  PRINCIPLES AND POLICIES

     In order for the Titan Group to operate in a coherent manner it is important that its members follow a common set of principles and policies.

     A.   PRINCIPLES

          We believe in a single standard of conduct which at all times considers the best interest of our investors, our customers, our employees and the public. To this end,

FOR TITAN INVESTORS
     we strive      - to create high returns on their investment by
                      increasing the intrinsic value of their
                      shares over the long term;

                    - to maintain a program of sound growth supported
                      by the profitable reinvestment of retained earnings;

                    - to maintain a sound balance sheet;

                    - to communicate effectively and on a timely
                      basis the activities and progress of our operations so that the market value of our shares reflects as nearly as possible the underlying intrinsic values of our stocks; and

                    - to develop a corporate structure and depth of
                      management capable of sustaining a high rate of value-creation over a long period of time

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FOR TITAN CUSTOMERS
     we strive      - to provide innovative products and services of
                      the highest quality;

                    - to work consistently and diligently to increase
                      our knowledge of our customers and their requirements

                    - to give the best possible service to our
                      customers in prompt response to their needs;
                      and

                    - to deal with our customers consistently, with
                      honesty and integrity, and without
                      discrimination

FOR TITAN EMPLOYEES
     we strive      - to recognize the intrinsic value of each
                      employee as an individual;

                    - to treat our employees and applicants for
                      employment without discrimination as to race, creed, color, sex, age or national origin;

                    - to maintain an atmosphere that combines
                      professional achievement with personal
                      enjoyment;

                    - to provide training opportunities that permit
                      employees to enlarge their capacities to perform their jobs in a better and more meaningful manner;

                    - to provide each employee with opportunity for
                      career growth and advancement within the Titan Group based upon individual ability and performance;

                    - to recognize the value and potential of self-
                      motivation of people who thoroughly understand their jobs -- not only what they are supposed to do, but the reason why -- so that individual initiative and thought will be encouraged in the accomplishment of all tasks;

                    - to compensate employees fairly and
                      competitively; and

                    - to maintain and enhance the strengths of the
                      Titan Group.

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FOR THE PUBLIC
  we strive         - to emphasize businesses which meet important
                      societal needs consistent with meeting our criteria for return on investment and growth;

                    - to conduct our businesses in ways beneficial to
                      the communities in which we operate and without adverse effect on the environment.

AS THE TITAN GROUP
    we strive       - to enhance the synergy of all Members; and

                    - to maximize the ability of each Member to
                      succeed by making available intracompany support.

     B.   POLICIES

     Titan members follow a set of mutually agreed-upon operating and financial policies consistent with the principles of the Titan Group. These policies establish the minimum standards that each Member must meet in setting its own policies, which may, where appropriate, be more stringent than or address matters not covered by the Titan Group policies. The adoption by the Titan Group of a set of common policies enhances our ability to accomplish our corporate purpose and ensures that we live up to our corporate principles and legal obligations. The current financial policies of the Titan Group are summarized in Table B (see attachment). The operating policies of the Titan Group are collected in the Titan Corporation Policies and Procedures Manual. In adopting this Charter, each Member acknowledges that the Titan Corporation, as its majority stockholder, has the responsibility to administer, revise and adopt such policies and procedures as it deems necessary or appropriate, in its reasonable business judgment, for the Titan Group as a whole.

III. MANAGEMENT STRUCTURE OF TITAN GROUP MEMBERS

     Each Member has its own Board of Directors. The Board of Directors of Members usually consists of its CEO, one or more Titan officers working with the subsidiary, and one or more independent outside directors (individuals who are not employees of Titan or its subsidiaries).

     The Board of Directors of each Titan Group Member has the authority to make business decisions for that company in a manner consistent with its fiduciary obligations and the best interests of all of its stockholders. The Board of Directors of each Titan Group Member that has outside investors appoints an audit committee responsible for supervising the work of the outside auditors of the Member, and, reviewing with the auditors financial transactions between the Member and the Titan Group. The audit committee normally has a majority comprised of independent outside directors. The Board of Directors of each Titan Group Member may also appoint such other

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committees as it deems appropriate, including a human resources committee and/or a compensation committee. The human resources committee, if appointed, is responsible for administering each Titan Group Member's stock-based plans and for reviewing executive compensation. The human resources committee is normally comprised entirely of outside directors.

     The operating authority of the CEO of each Titan Group Member is determined by its Board of Directors. Each CEO is responsible for informing his Board of Directors of all significant matters affecting the business. In addition, the Board of Directors directs the CEO to consult with the line management of the Titan Corporation on all significant cross operational matters.

     Each Titan Group Member works closely with this Titan Corporate office to ensure uniformity of financial and accounting policies and consistency of financial information, and to maintain controls and achieve compliance with financial and regulatory obligations and the policies and procedures of the Titan Group. The management team of each Titan Member that has outside investors has the same chief financial officer, treasurer, and general counsel as that of the Titan Corporation.

IV.  MANAGEMENT SUPPORT AND ADMINISTRATIVE SERVICES

     The Titan Corporation provides to the Members of the Titan Group management support and administrative services. The pricing of these services are covered by Corporate Services Agreements between the Titan Corporation and each Member.

     A.   MANAGEMENT SUPPORT

     The managerial resources of the Titan Group Members are varied and extensive. The interdependence of the Members provides individual Members with access to people of recognized expertise and standing in their respective fields These individuals are continuously available to advise and consult with on the operation of a Member's business. The types of expertise provided may include but are not necessarily limited to:

          Entrepreneurial Network
          - Benefit derived from association with the Titan Group, rather than a single company
          - Ability of the Titan Group to attract key executives with recognized industry standing

          Strategic Guidance
          - Broad industry knowledge, technological expertise and experienced management team of the Titan Corporation

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          Market Planning and Development
          -    Economic forecasting
          - Monitoring and influencing of legislative actions pertaining to Members
          - Market identification through anticipation of national needs and priorities
          -    High-level contact with selected key customers
          -    Involvement in national policymaking

          Corporate Development
          -    Business planning and budgets
          -    Analysis of acquisitions
          -    Analysis of industries
          -    Due Diligence

          Technological Assistance
          -    Access to specialized expertise and
               facilities in various technical disciplines
          -    Environmental affairs
          -    Facilities planning and management

     B.   ADMINISTRATIVE SERVICES

     The Titan Group Members recognize that it is to their mutual advantage to centralize certain administrative services rather than to duplicate administrative staff for each Member. The centralized services and support staff are most efficiently administered by the corporate office of the Titan Corporation and provided to each Member. They are as follows:

          Risk Management
          -    Centralized insurance purchasing
          -    Claims handling
          -    Support for product, worker safety and
               environmental programs (principal
               responsibility for compliance rests with the Member)

          Tax Planning and filing
          -    General tax consultation
          -    State and Federal returns and audits
          -    Acquisition tax analysis

          Accounting Services
          -    Corporate records
          -    SEC filings (periodic reporting &
               registrations)
          -    Annual and quarterly financial reports
          -    Internal audit support services
          -    Income Tax Filings

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          Contracting Services
          -    Contract negotiations
          -    Primary DCAA interface
          -    Facilities management

          Legal Services
          -    General Counsel
          -    Litigation management
          - SEC filings (including periodic reporting and proxy statements)
          -    Contract negotiation/preparation
          -    Legal/regulatory compliance
          -    Acquisition negotiation/documentation
          -    Patent and trademark protection
          -    Preventative Counseling

          Human Resources
          -    Administration of benefits (group and
               disability)
          -    Administration of stock and pension plans
               (such as employee stock purchase, ESOP,
               401(K), and options)
          -    Advice on employee relations, executive
               recruiting, training, compensation,
               termination, etc.
          - Access to pool of specialists and other key personnel

          Corporate Record Keeping Services
          -    Minutes of meetings of the boards of
               directors and shareholders
          -    Supervision of transfer agents and registrars
          -    Maintenance of stock records
          -    Insider trading records/compliance

          Financial Services
          -    See Table A - Attached

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V.   BANKING AND CREDIT SERVICES

     In addition to management support and administrative services, the Titan Corporation provides to the Members of the Titan Group banking and credit services. These services are administered by the Titan Corporation Treasury Department, in the office of the Chief Financial Officer of the Titan Corporation.

     The principal objective of the Titan Corporation Treasury Department is to maximize the financial strength of the Titan Group through the centralized management of its Members' financial and banking resources. The services provided by the Treasury Department include managing cash generated by Members, coordinating the Titan Group's access to external debt sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of Members' long-range financial planning and providing other banking and credit services.

     The Titan Corporation Treasury Department serves as a central depository for cash held by the Titan Group. The Titan Group's sources of cash are: (a) initial cash deposits by Members; (b) interest income earned by the cash deposits; (c) cash flow generated by Members; (d) available borrowings under bank lines of credit; and (e) additional cash generated through equity and debt financing.

     Deposits by Members, and investments made with such funds, are held by the Treasury Department in segregated accounts, available for use by Members in accordance with the Titan Group's financial policies.

     Titan's Treasury Department will invest the funds deposited by Members in taxable, tax-exempt or tax-preferred securities with certain defined risk parameters based upon each Member's tax considerations. Funds deposited with Titan's Treasury Department also may be loaned to other Members at interest rates not less than would be received from comparable term interest-bearing securities. Titan's Treasury Department advises each Member on a quarterly basis as to the earnings it may expect on its cash deposits.

     The Titan Group combines its financial resources to gain access to external financing on the most advantageous terms. To that effect, Members may be required to provide credit support to, or on behalf of, the consolidated entity in the form of letters of credit, guarantees, bonds, or other credit instruments. In appropriate cases, Members may obtain financing directly from external financing sources, and, Titan may provide guarantees or other credit support in connection with such financing.

     On a continuing basis, Titan's Treasury Department is responsible for determining that the Titan Group remains in compliance with all covenants imposed by external debt holders, and for apportioning such constraints within the Titan Group. Titan's Treasury Department also

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is responsible for making sure that Members comply with Titan Group financial policies.

     Titan's Treasury Department assists the management of each Member in the development of long-term financial plans based upon the Member's strategic operating plans, and in obtaining the financing necessary to support the growth and capital needs of each Member. It attempts to identify the most cost-effective sources of financing which have terms and other conditions consistent with the Titan Group's needs. Titan's Treasury Department assesses the total financial needs of the Titan Group and recommends the appropriate sources of debt and equity financing. It is responsible for maintaining a high level of understanding of current sources of domestic and international financing and the terms upon which such financing can be obtained.

     Finally, Titan's Treasury Department provides to each Member the broad spectrum of financial services summarized in Table A.

     VI.  ADMINISTRATION OF CHARTER; TERM AND WITHDRAWAL PROVISIONS.

     The Charter was initially adopted in 1997 for a five-year term. The Charter presently provides that it shall continue in effect so long as the Titan Corporation and at least one other Member participate. The Charter may be terminated at any time with the agreement of the Titan Corporation and all of the companies that are then Members. Companies may become Members of the Charter upon the adoption of the Charter by their Board of Directors and with the consent of the Titan Corporation.

     A Member of the Titan Group may withdraw from the Charter by giving at least thirty days prior notice AND UPON OBTAINING THE CONSENT OF THE TITAN CORPORATION. In addition, the Titan Corporation may terminate a Member's participation in the Charter in the event the Member ceases to be controlled by, or, ceases to comply with the Charter or the policies and procedures applicable to the Titan Group. A withdrawal from the Charter by a Member shall terminate the corporate services agreement and any tax allocation agreement in effect between the Member and Titan. However, the termination of the corporate services agreement shall not relieve the Member from maintaining certain administrative functions of a level or type that Titan, in its reasonable business judgment, deems necessary or appropriate for the Member to conduct its business in a responsible manner, consistent with the objectives and goals of the Titan Group.

     A Member of the Titan Groups withdrawal from the Charter will not terminate any outstanding commitments to third parties made by such Member, or made by Titan Corporation or other Members of the Titan Group, prior to such withdrawal. A withdrawing Member will be required to continue to comply with all policies and procedures applicable to the Titan Group as a whole for so long as the Member is controlled by or is an affiliate of Titan. Under certain laws and regulations, companies under common ownership may be deemed responsible for the failure of related companies to comply with

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applicable laws, as in the areas of federal securities law or government contracting, and may be subject to fines, penalties or other adverse consequences as a result of the violation.

     The Titan Corporation has formed an Advisory Committee on the Charter (the "Committee") for the purpose of monitoring and reviewing the implementation of the Charter. The committee has been assigned the responsibility to periodically review the provisions of the Charter, and bring to the attention of the Board of Directors of the Members both provisions that may require clearer interpretation, and changes that may have to be made to the Charter.

     The Committee is an advisory committee only and shall not have the power or authority to implement changes to the Charter or any agreement adopted pursuant to the Charter, as the power and authority to implement such changes resides in the Board of Directors of the Members. The Committee is composed of representatives of the Members, appointed by the Board of Directors of a Member. A representative may represent the interests of more than one Member.
 The Committee will meet from time to time to review the operation of the Charter, policies and procedures applicable to the Titan Group as a whole and financial covenants applicable to the Titan Group as a whole.

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                                      TABLE A

                           FINANCIAL SERVICES PROVIDED TO
                             MEMBERS OF THE TITAN GROUP


     Banking Services Administration
          -    Bank accounts Administration
          -    Loan administration
          -    Covenant compliance administration
          -    Maintain cash collections/disbursement systems
          - Arrange letters of credit, foreign exchange, cash transfers

     Financial Management/Information
          -    Cash management
          -    Pension fund management
          -    Leasing
          -    Customer financing
          -    Information on financial markets and products
          - Information on foreign currency, risk assessment and hedge strategies

     Arrange Credit Support
          -    Insurance performance and bid bonds
          -    Letters of credit
          -    Corporate guarantees

     Investment Banking Services
          -    Advice and support for equity and debt financing
          -    Mange relationships with debt rating agencies
          - Analysis, negotiations, advice and support for mergers and acquisitions
          -    Investor relations
          -    Manage relationships with equity financial analysts

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                                        TABLE B

                   SELECTED FINANCIAL POLICIES OF THE TITAN GROUP


     Certain financial policies of the Titan Group, on a consolidated basis, are as follows:

     The Titan Group shall

     - maintain a strong consolidated balance sheet with substantial liquid reserves under normal economic conditions so as to enable the Titan Group to take advantage of investment opportunities that become available under adverse economic conditions;

     - invest in technology, market development, fixed assets, acquisitions and repurchase of Titan Group Members' stock using as a principal criterion a long-term, risk-adjusted after-tax hurdle rate of return; and

     - maintain a low capital intensity to retain maximum flexibility to exit businesses and redeploy assets more profitably.